October 12, 2018


William Lei Ding
Chief Executive Officer
NetEase, Inc.
Building No. 7, West Zone,
Zhongguancun Software Park (Phase II)
No. 10 Xibeiwang East Road, Haidian District
Beijing 100193, People's Republic of China

       Re:    NetEase, Inc.
              Form 20-F for the Fiscal Year Ended December 31, 2017 Filed April 20, 2018
              File No. 0-30666

Dear Mr. Ding:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                          Sincerely,

                                                          /s/ William H.
Thompson

                                                          William H. Thompson
                                                          Accounting Branch
Chief
                                                          Office of Consumer
Products


cc: Charles Yang, Chief Financial Officer